Exhibit 97.1
Effective: November 14, 2023
ICHOR HOLDINGS, LTD.
CLAWBACK POLICY
PURPOSE
Ichor Holdings, Ltd. (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Company’s Board of Directors (the “Board”) has therefore adopted this policy, which provides for the recoupment of certain executive compensation in the event that the Company is required to prepare an accounting restatement of its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws (this “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules promulgated thereunder, and the listing standards of the Nasdaq Stock Market (the “Nasdaq”).
ADMINISTRATION
This Policy shall be administered by the Human Capital Committee of the Board (the “Human Capital Committee”). Any determinations made by the Human Capital Committee shall be final and binding on all affected individuals.
COVERED EXECUTIVES
This Policy applies to the Company’s current and former executive officers (as determined by the Human Capital Committee in accordance with Section 10D of the Exchange Act, the rules promulgated thereunder, and the listing standards of the Nasdaq) and such other senior executives or employees who may from time to time be deemed subject to this Policy by the Human Capital Committee (collectively, the “Covered Executives”). This Policy shall be binding and enforceable against all Covered Executives.
RECOUPMENT; ACCOUNTING RESTATEMENT
In the event that the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement (i) to correct an error in previously issued financial statements that is material to the previously issued financial statements, or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (each an “Accounting Restatement”), the Human Capital Committee will reasonably promptly require reimbursement or forfeiture of the Overpayment (as defined below) received by any Covered Executive (x) after beginning service as a Covered Executive, (y) who served as a Covered Executive at any time during the performance period for the applicable Incentive-Based Compensation (as defined below), and (z) during the three (3) completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement and any transition period 2 (that results from a change in the Company’s fiscal year) within or immediately following those three (3) completed fiscal years. The date that the Company is required to prepare an Accounting Restatement is the earlier to occur of: (i) the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement. The Company’s obligation to recover incorrectly awarded Incentive-Based Compensation is not dependent on whether the Company files a restated financial statement.
INCENTIVE-BASED COMPENSATION
For purposes of this Policy, “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, including, but not limited to: (i) non-equity incentive plan awards that are earned solely or in part by satisfying a financial reporting measure performance goal; (ii) bonuses paid from a bonus pool, where the size of the pool is determined solely or in part by satisfying a financial reporting measure performance goal; (iii) other cash awards based on satisfaction of a financial reporting measure performance goal; (iv) restricted stock, restricted stock units, stock options, stock appreciation rights, and performance share units that are granted or vest solely or in part based on satisfaction of a financial reporting measure performance goal; and (v) proceeds from the sale of shares acquired through an incentive plan that were granted or vested solely or in part based on satisfaction of a financial reporting measure performance goal.
Compensation that would not be considered Incentive-Based Compensation includes, but is not limited to: (i) salaries; (ii) bonuses paid solely based on satisfaction of subjective standards, such as demonstrating leadership, and/or completion of a specified employment period; (iii) non-equity incentive plan awards earned solely based on satisfaction of strategic or operational measures; (iv) wholly time-based equity awards; and (v) discretionary bonuses or other compensation that is not paid from a bonus pool that is determined by satisfying a financial reporting measure performance goal.
A financial reporting measure is: (i) any measure that is determined and presented in accordance with the accounting principles used in preparing financial statements, or any measure derived wholly or in part from such measure, such as revenues, earnings before interest, taxes, depreciation and amortization (“EBITDA”), or net income or (ii) stock price and total shareholder return. Financial reporting measures include, but are not limited to: revenues; net income; operating income; profitability of one or more reportable segments; financial ratios (e.g., accounts receivable turnover and inventory turnover rates); net assets or net asset value per share; EBITDA; funds from operations and adjusted funds from operations; liquidity measures (e.g., working capital, operating cash flow); return measures (e.g., return on invested capital, return on assets); earnings measures (e.g., earnings per share); sales per square foot or same store sales, where sales is subject to an accounting restatement; revenue per user, or average revenue per user, where revenue is subject to an accounting restatement; cost per employee, where cost is subject to an accounting restatement; any of such financial reporting measures relative to a peer group, where the Company’s financial reporting measure is subject to an accounting restatement; and tax basis income. For the avoidance of doubt, a measure need not be presented in the 3 Company’s financial statements or included in a filing with the SEC in order to be a financial reporting measure.
OVERPAYMENT: AMOUNT SUBJECT TO RECOVERY
The amount to be recovered will be the amount of Incentive-Based Compensation received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid (the “Overpayment”). Incentive-Based Compensation is deemed “received” in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the vesting, payment or grant of the incentive-based compensation occurs after the end of that period.
For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the Accounting Restatement, the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received, and the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq.

METHOD OF RECOUPMENT
The Human Capital Committee will determine, in its sole discretion, the method or methods for recouping any Overpayment hereunder which may include, without limitation:
•requiring reimbursement of cash Incentive-Based Compensation previously paid;
•seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards granted as Incentive-Based Compensation;
•offsetting any or all of the Overpayment from any compensation otherwise owed by the Company to the Covered Executive;
•cancelling outstanding vested or unvested equity awards; and/or
•taking any other remedial or recovery action permitted by law, as determined by the Human Capital Committee.
LIMITATION ON RECOVERY; NO ADDITIONAL PAYMENTS
The right to recovery will be limited to Overpayments received during the three (3) completed fiscal years prior to the date on which the Company is required to prepare an Accounting Restatement and any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three (3) completed fiscal years. In no event shall the Company be required to award Covered Executives an additional payment if the 4 restated or accurate financial results would have resulted in a higher Incentive-Based Compensation payment.
NO INDEMNIFICATION
The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive-Based Compensation nor shall the Company pay or agree to pay any insurance premium to cover the loss of any incorrectly awarded Incentive-Based Compensation. To the extent any such agreement or organizational document purports to provide otherwise, the Covered Executive hereby irrevocably agrees to forego such indemnification.
INTERPRETATION
The Human Capital Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and the applicable rules or standards adopted by the Securities and Exchange Commission or Nasdaq.
EFFECTIVE DATE
This Policy shall be effective as of the date it is adopted by the Board (the “Effective Date”) and shall apply to Incentive-Based Compensation (including Incentive-Based Compensation granted pursuant to arrangements existing prior to the Effective Date). Notwithstanding the foregoing, this Policy shall only apply to Incentive-Based Compensation received (as determined pursuant to this Policy) on or after October 2, 2023.
AMENDMENT; TERMINATION
The Board may amend this Policy from time to time in its discretion. The Board may terminate this Policy at any time.

OTHER RECOUPMENT RIGHTS
The Board intends that this Policy will be applied to the fullest extent of the law. The Human Capital Committee may require that any employment or service agreement, cash-based bonus plan or program, equity award agreement, or similar agreement entered into on or after the adoption of this Policy shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, cash-based bonus plan or program, or similar agreement and any other legal remedies available to the Company. In the event the Company is required to recover any incorrectly awarded Incentive-Based Compensation from a Covered Executive who is no longer an employee, the Company will be entitled to seek such recovery in order to comply with applicable law, regardless of the terms of any release of claims or separation agreement such individual may have signed.
IMPRACTICABILITY
The Human Capital Committee shall recover any Overpayment in accordance with this Policy except to the extent that the Human Capital Committee determines such recovery would be impracticable because:
A.The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided that, before concluding that it would be impracticable to recover any Overpayment based on expense of enforcement, the Company must make a reasonable attempt to recover such Overpayment, document such reasonable attempt(s) to recover, and provide that documentation to Nasdaq;
B.Recovery would violate home country law of the Company where that law was adopted prior to November 28, 2022; provided that, before concluding that it would be impracticable to recover any Overpayment based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation, and must provide such opinion to the Nasdaq; or
C.Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
SUCCESSORS
This Policy shall be binding and enforceable against all Covered Executives and, to the extent required by applicable law, their beneficiaries, heirs, executors, administrators or other legal representatives.
ACKNOWLEDGEMENT
To the extent required by the Committee, each Covered Executive shall be required to sign and return to the Company the acknowledgement form attached hereto as Exhibit A pursuant to which such Covered Executive will agree to be bound by the terms of, and comply with, this Policy. For the avoidance of doubt, each Covered Executive will be fully bound by, and must comply with, the Policy, whether or not such Covered Executive has executed and returned such acknowledgment form to the Company.

EXHIBIT A
ICHOR HOLDINGS, LTD.
CLAWBACK POLICY
ACKNOWLEDGEMENT FORM
By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the Ichor Holdings, Ltd. Clawback Policy (the “Policy”) and understands the Policy. Capitalized terms used but not otherwise defined in this acknowledgement form (this “Acknowledgement Form”) shall have the meanings ascribed to such terms in the Policy.
As a condition of receiving Incentive-Based Compensation from the Company, the undersigned agrees that any Incentive-Based Compensation received on or after October 2, 2023 is subject to recovery pursuant to the terms of the Policy, and further agrees to abide by the terms of the Policy including, without limitation, by returning any Overpayment to the Company reasonably promptly to the extent required by, and in a manner permitted by, the Policy, as determined by the Human Capital Committee in its sole discretion.
To the extent any agreement or organizational document purports to provide indemnification against any loss of any Overpayment, the Covered Executive hereby irrevocably agrees to forego such indemnification.
To the extent the Company’s recovery right conflicts with any other contractual rights the undersigned may have with the Company, the undersigned understands that the terms of the Policy shall supersede any such contractual rights. The terms of the Policy shall apply in addition to any right of recoupment against the undersigned under applicable law and regulations.
To the extent the Company’s recovery right conflicts with any other contractual rights the undersigned may have with the Company, the undersigned understands that the terms of the Policy shall supersede any such contractual rights. The terms of the Policy shall apply in addition to any right of recoupment against the undersigned under applicable law and regulations.
Signature: ____________________________
Name: ____________________________
Date: ____________________________
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